SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 2, 2003

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5. Other Events

A.  Agreement with El Paso Corporation

          On March 21, 2003, Pacific Gas and Electric Company (Utility), along with the California Attorney General (AG), the California Public Utilities Commission (CPUC), the California Department of Water Resources (DWR), Southern California Edison, and a number of other parties (collectively, the Settling Claimants) entered into a memorandum of understanding (MOU) with El Paso Corporation (El Paso) to settle claims against El Paso relating to the sale or delivery of natural gas and/or electricity to or in the Western United States from September 1996 to present, including claims that El Paso took actions that resulted in artificially inflated gas prices during the California energy crisis of 2000 and 2001.  Under the terms of the MOU, which has a nominal value of $1.69 billion, the parties plan to proceed to document and execute a final comprehensive settlement agreement.  Final approval by each party will be conditioned on execution of the final comprehensive agreement and on receiving all necessary approvals from the CPUC, the Federal Energy Regulatory Commission (FERC), and various courts, including, in the case of the Utility, the U.S. Bankruptcy Court for the Northern District of California (Bankruptcy Court).

          As consideration for the release of claims against it, among other terms of the proposed settlement, El Paso has agreed to pay $100 million in cash upon execution of the final settlement agreement and to issue $125 million in stock no later than the effective date of the settlement.  El Paso also will make additional cash payments of $440 million, or $22 million each year for 20 years, starting one year after the final settlement agreement is executed.  (El Paso has the option of making up to 50 percent of any such payment in stock.)  In addition, El Paso has agreed to deliver natural gas valued at $45 million per year to the California border over the next 20 years, beginning in January 2004.  The periods for both the cash payment and gas deliveries will be shortened to 15 years if El Paso obtains an investment grade credit rating by both Standard & Poor’s and Moody’s Investors Service and maintains it for a period of at least six months.  El Paso will reduce the cost of the DWR’s long-term contract with El Paso by $125 million over the remaining term of the contract. In addition to the consideration discussed above, the settlement commits El Paso to make key structural reforms in the operation of its pipeline.  These reforms include an agreement by El Paso to make available to its California delivery points 3,290 million cubic feet per day of firm primary pipeline capacity for the next five years.  In addition, during the same period, El Paso generally cannot contract with any of its affiliates, including El Paso Merchant Energy, to provide them capacity on the pipeline system to California.

          It is uncertain whether a final executed agreement will be reached, whether required approvals will be obtained, and how the final agreement would affect PG&E Corporation’s and the Utility’s financial condition and results of operations.

B.  FERC Decision to Increase Amount of Power Refunds

          As previously disclosed, on December 12, 2002, a FERC administrative law judge (ALJ) issued an initial decision finding that certain generators and power suppliers had overcharged California investor-owned utilities (IOUs), the State of California (State), and other electricity buyers by more than $1.8 billion from October 2, 2000 to June 20, 2001, but that California buyers still owe the power companies $3.0 billion, leaving $1.2 billion in unpaid bills. The FERC’s investigation into the overcharges had excluded the claims for refunds for overcharges that occurred before October 2, 2000 and excluded certain categories of transactions that occurred after October 2, 2000.

          On March 26, 2003, the FERC confirmed most of the ALJ’s findings, but modified the refund methodology in part, as discussed below.  A FERC spokesman has estimated the total overcharges, using the modified methodology, at $3.3 billion.  This higher estimate reflects the FERC Staff Final Report on Price Manipulation in Western Markets recommending recalculation of natural gas prices using a new gas price methodology for calculating mitigated market prices.   The FERC said that the recalculation was necessary because of faulty natural gas price indices that were used previously.  The FERC stated that it would allow the electricity suppliers and generators to obtain an additional fuel cost allowance if they submit evidence showing that their actual gas costs were higher than the new calculated price, which, if accepted by the FERC, would reduce the amount of the calculated overcharges.

          The Utility has recorded $1.8 billion of claims filed by various power generators in the Utility’s bankruptcy case as Liabilities Subject to Compromise.  The Utility estimated that these claims would have been reduced to approximately $1 billion based on the recalculation of market prices according to the refund methodology recommended in the ALJ’s initial decision.  The recent recalculation of market prices according to the revised methodology adopted by the FERC could result in an additional several hundred million dollar decrease in the amount of the generators’ claims, offset by the amount of any additional fuel cost allowance for generators accepted by the FERC.

          Additional evidence of market manipulation and artificially inflated prices for electricity and natural gas for the period from January 1, 2000 to June 20, 2001 was presented to the FERC through March 3, 2003 and various power suppliers filed responsive materials by March 20, 2003.  The FERC is still reviewing these materials.  The California parties, including the Utility, have requested that the FERC apply its refund methodology to power purchases during the period from May 1 through October 1, 2000.  The Utility’s power purchases made up approximately 40% of purchases in California during that period.  The California parties, including the Utility, estimate that if the FERC were to apply its refund methodology to purchases made during this period, it would result in a finding of approximately $2.3 billion of overcharges.  However, the FERC has indicated that, rather than apply the refund methodology to this period, it may order disgorgement of profits from, or impose other remedies on, certain sellers.  The amount of disgorged profits may be substantially less than the total estimated amount of overcharges for this time period.

          On March 26, 2003, the FERC staff recommended that the FERC issue orders to show cause against 37 companies, including the Utility, as to why they should not be subject to additional punishment or disgorgement of profits.  Until the FERC completes its review of the additional evidence and responsive materials and issues such orders, the Utility is not able to determine why the FERC staff included the Utility in its recommendation.

          The FERC did not act on the State’s request to overturn or reform approximately $20 billion in long-term power contracts that the DWR signed during California’s energy crisis.  Instead, the FERC directed the FERC staff to draft an order defining the legal standard the FERC should apply in determining whether to abrogate the contracts.  Nevertheless, two of the three FERC commissioners commented that they would oppose the State’s request, while the third FERC commissioner favored ordering changes to those contracts.

C.  Pacific Gas and Electric Company Bankruptcy - Monthly Operating Report

          On March 31, 2003, the Utility filed its monthly operating report for the month ended February 28, 2003 with the Bankruptcy Court.  The Utility's monthly operating report includes an unaudited income statement for the month and an unaudited balance sheet dated as of the end of the month.  These unaudited financial statements are attached as Exhibit 99 to this report. Although not included in Exhibit 99, the monthly operating report also includes a statement of receipts and disbursements, as well as other information.  The preliminary financial statements were prepared using certain assumptions and estimates that are subject to revision.  Any adjustments for these estimates (based upon changes in facts and circumstances, further analysis, and other factors) will be reflected in the financial statements in the period during which such adjustments are made.  These adjustments could have a material impact on reported results in the future.

Item 7. Financial Statements, Pro Forma Financial Information, and Exhibits

Exhibit 99 - Pacific Gas and Electric Company Income Statement for the month ended February 28, 2003, and Balance Sheet dated February 28, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By:

CHRISTOPHER P. JOHNS Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
By:

DINYAR B. MISTRY Vice President and Controller

Dated:  April 2, 2003